                                                                 EXHIBIT 10.133




================================================================================


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                     PAXSON COMMUNICATIONS TELEVISION, INC.

                                      AND

                      ALPHA & OMEGA COMMUNICATIONS, L.L.C.

                                      FOR

                           TELEVISION STATION KOOG-TV
                                  OGDEN, UTAH

                                     * * *

                                 AUGUST 30,1996

================================================================================

                              TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
SECTION 1.  DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     "Accounts Receivable". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     "Assumed Contracts". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "Construction Permit". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "Contracts". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "FCC". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "FCC Consent". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "Final Order". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "Intangibles". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     "Modified Construction Permit" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     "Real Property". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

SECTION 2.  PURCHASE AND SALE OF ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     2.1    Agreement to Sell and Buy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     2.2    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
     2.3    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
     2.4    Payment of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     2.5    Assumption of Liabilities and Obligations   . . . . . . . . . . . . . . . . . . . . . . .     5

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . .     6
     3.1    Organization, Standing, and Authority   . . . . . . . . . . . . . . . . . . . . . . . . .     6
     3.2    Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     3.3    Absence of Conflicting Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     3.4    Governmental Licenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     3.5    Title to and Condition of Real Property   . . . . . . . . . . . . . . . . . . . . . . . .     7
     3.6    Title to and Condition of Tangible Personal Property  . . . . . . . . . . . . . . . . . .     8
     3.7    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     3.8    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     3.9    Intangibles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     3.10   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     3.11   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

     3.12   Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     3.13   Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     3.14   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
     3.15   Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     3.16   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     3.17   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.18   Conduct of Business in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.19   Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.20   Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.21   Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . .    15
     4.1    Organization, Standing, and Authority   . . . . . . . . . . . . . . . . . . . . . . . . .    15
     4.2    Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     4.3    Absence of Conflicting Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     4.4    Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     4.5    Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . .    16
     5.1    Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     5.2    Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     5.3    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     5.4    Disposition of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     5.5    Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     5.6    Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     5.7    Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     5.8    No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     5.9    Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     5.10   Maintenance of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.11   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.12   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.13   Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.14   Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.15   Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     5.16   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     5.17   Financing Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     5.18   Programming   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     5.19   Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     5.20   Collection of Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     5.21   Personnel Recommendations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     5.22   Buyer Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     6.1    FCC Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     6.2    Control of the Station  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

                                                                                                        Page
                                                                                                        ----
     6.3    Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     6.4    Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     6.5    Environmental Audit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     6.6    Engineering Study   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     6.7    Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.8    Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.9    [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.10   Sales Tax Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.11   Access to Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.12   Appraisal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING  . . . . . . . . . . . . . . . .    23
     7.1    Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     7.2    Conditions to Obligations of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . .    25

SECTION 8.  CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.1    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.2    Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     8.3    Deliveries by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

SECTION 9.  TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     9.1    Termination by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     9.2    Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     9.3    Rights on Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     10.1   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     10.2   Indemnification by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     10.3   Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     10.4   Procedure for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     10.5   Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     10.6   Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

SECTION 11.   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     11.1   Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     11.2   Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     11.3   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
     11.4   Benefit and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     11.5   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     11.6   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

     11.7   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     11.8   Gender and Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     11.9   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     11.10  Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
     11.11  Press Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
     11.12  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT is dated as of the 30th day of August, 1996, by and between Paxson Communications Television, Inc., a Florida corporation ("Buyer"), and Alpha & Omega Communications, L.L.C., a Utah limited liability company ("Seller").

                                R E C I T A L S

         A. Seller is the licensee of and owns and operates television station KOOG-TV, Ogden, Utah (the "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the construction, business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising time run on the Station by Seller prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated on Schedule 3.7 as Contracts that are to be assumed by Buyer upon its purchase of the Station, (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) time sales contracts entered into by Seller in compliance with Section 5.3.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Construction Permit" means the FCC authorization (File No. BPCT-890523KG, as extended in BMPCT-951103KE) held by Seller for construction of transmitting facilities for the Station on Farnsworth Peak, Utah.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the construction, business or operations of the Station, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "CTTC" means Channel Twenty Television Company, L.L.C., a Utah limited liability company and an affiliate of Seller.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the construction, business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing), applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the construction, business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Loan Agreement" shall mean that certain Loan Agreement of even date herewith pursuant to which Buyer has agreed to make loans to Seller in an amount up to $750,000.

         "Modified Construction Permit" means the Construction Permit as it will be modified pursuant to the application (File No. BMPCT-960531LF) now pending before the FCC for a change in the authorized transmitter location of the Station to the KJZZ-TV tower on Little Farnsworth Peak, Utah.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including leaseholds and subleaseholds, rights to access, and rights of way, and other improvements thereon, and other real property interests which are used or useful in the construction, business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property of Seller which is used or useful in the construction, business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

SECTION 2. PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase on the Closing Date, all of the tangible and intangible assets used or useful in connection with the construction, business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) The Intangibles and all intangible assets of Seller relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                 (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

                 (g) All choses in action of Seller relating to the Station; and

                 (h) All books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash on hand as of the Closing and all other cash in any of Sellers bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) All books and records that Seller is required by law to retain or that pertain to Seller's corporate organization;

                 (c) Any pension, profit-sharing, and employee benefit plans, and any collective bargaining agreements; and

                 (d)      All property listed on Schedule 2.2 hereto; and

                 (e) The Accounts Receivable as of 11:59 p.m., Ogden, Utah time on the day prior to the Closing Date ("Seller's Receivables").

         2.3 Purchase Price. The Purchase Price for the Assets shall be Seven Million Five Hundred Thousand Dollars ($7,500,000) adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the date thereof.

         2.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows: (a) the sum of Fifty Thousand Dollars ($50,000) shall be paid to Seller immediately upon the execution hereof and shall be refundable to Buyer only in the event that the FCC shall (through no fault of Buyer) refuse to extend the Construction Permit and (b) the remainder of the Purchase Price, as adjusted pursuant to Section 2.3(a) and as reduced pursuant to the last sentence of this Section 2.4, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two (2) days prior to the Closing Date. The loans under the Loan Agreement shall become due and payable on the Closing Date subject to the terms and conditions of the Loan Agreement. Five Hundred Thousand Dollars ($500,000) of such loans shall be applied as a credit in favor of Buyer against the Purchase Price payable at Closing by Buyer.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements,
(vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Utah. Seller has all requisite power and authority
(i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the construction, business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Except for an informal agreement with CTTC for construction of a common antenna facility for the Station and Channel 20 on the tower used by KJZZ-TV, Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the construction or operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and its members. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with any provision of the organizational documents of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller is the authorized legal holder thereof. Except as set forth in Schedule 3.4, the Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful construction in accordance with the Construction Permit (as defined below) and the conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. Except as set forth in Schedule 3.4, the Licenses are in full force and effect, and the construction, business and operations of the Station are in accordance therewith. Except as noted in Schedule 3.4, Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. The Station's city of license, as determined by the FCC, is located within the Salt Lake City, Utah Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co. and the Salt Lake City, Utah Designated Market Area as defined by the 1994 United States Television Household Estimates published by Nielsen Media Research. Schedule 3.4 contains a listing of all cable systems (including identification of cable headend and subsidiaries) currently carrying the Station and a listing of all cable systems denying carriage to the Station as known to Seller.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. Except as set forth in Schedule 3.5, with respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and Seller holds such leasehold or subleasehold interests free and clear all liens, mortgages, pledges, covenants, easements, restrictions, encroachments and other encumbrances of any nature whatsoever other than real estate taxes not yet due and payable. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. Seller has delivered to Buyer true and complete copies of all leases pertaining to the Real Property. All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use except as set forth in Schedule 3.5, (ii) is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property.

         3.6     Title to and Condition of Tanqible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable and for liens listed on Schedule 3.6 which shall be removed prior to the Closing. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property have been maintained in a manner sufficient to permit the Station and any auxiliary broadcast facilities related to the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations. Buyer recognizes, however, that many of the items of studio equipment included in the Tangible Personal Property are not in working order, and that Seller is not obligated to repair or replace such items except to the extent necessary to keep the Station operating consistent with the STA filing.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which have not been prepaid and which may be canceled by the Station without penalty on not more than thirty days' notice. Seller has delivered to Buyer true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to the Station. Other than the Contracts listed on Schedule 3.7 and cash programming contracts and as disclosed on Schedule 3.7, Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any material default by any party thereto or any event that, after notice or lapse of time or both, could constitute a material default. Except as disclosed in Schedule 3.7, Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8     Consents.  Except for the FCC Consent provided for in
Section 6.1 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted and to complete the construction contemplated by the Modified Construction Permit.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted and to complete the construction contemplated by the Modified Construction Permit.

         3.10 Financial Statements. Schedule 3.10 hereto lists the financial statements including balance sheets, statements of operations and a statement of operating cash flow for the period ending December 31, 1995 and unaudited financial statements including balance sheets, statements of operations and a statement of operating cash flow for the five (5) month period ending May 31, 1996 (collectively, the "Financial Statements"). None of the Financial Statements fails to disclose any material contingent liabilities, or inflates the revenues of the Station.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the physical Assets or the business of the governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.15    Claims and Legal Actions.  Except as set forth in Schedule
3.15 and except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its construction, ownership or operation of the Station or otherwise relating to the Assets or the construction, business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, and except as set forth in Schedule 3.15, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the construction, business or operations of the Station other than rule making proceedings which affect the television industry generally,
(ii) before any federal or state agency relating to the construction, business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the construction, business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.16    Environmental Matters.

                 (a) To the best of Sellers knowledge, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its construction, ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Sellers knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Seller's knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Seller's knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and there is no basis for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To the best of Seller's knowledge, Seller has no material liability relating to its construction, ownership and operation of the Station (and Seller has not exposed any employee to any substance or condition that could form the basis for any substantial present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) In connection with its construction, ownership or operation of the Station, to the best of Seller's knowledge, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) To the best of Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its construction, ownership and operation of the Station or, to the best of Sellers knowledge, by any other party on any Real Property.

         3.17 Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the construction, ownership and operation of the Station. Neither the ownership or use of the properties of the Station nor the conduct of the construction, business or operations of the Station conflicts with the rights of any other person or entity.

         3.18 Conduct of Business in Ordinary Course. Since June 10,1996, Seller has conducted the construction, business and operations of the Station only in the ordinary course and has not:

                 (a) Suffered any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

                 (b) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (c) Canceled any debts owed to or claims held by Seller with respect to the Station, except in the normal and usual course of business; or

                 (d) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.19 Transactions with Affiliates. Except for an informal agreement with CTTC for construction of a common antenna facility for the Station and Channel 20 on the tower used by KJZZ-TV, Seller has not been involved in any business arrangement or relationship relating to the Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.20 Broker. Seller will hold Buyer harmless for any finder's or broker's fees or commissions in connection with the transactions contemplated by this Agreement, including the commission payable by Seller to Media Services Group, Inc.

         3.21 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller as follows:

       4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of Utah. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

       4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

       4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer;
(iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

       4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers fees or commissions in connection with the transactions contemplated by this Agreement.

       4.5 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5. OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Seller may increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station but shall provide Buyer with written notice thereof within five (5) days of such action.

         5.3     Contracts.  Seller will not:

                        (1) enter into any Contract or commitment relating to the Station or the Assets; or

                        (2) amend or terminate any contract (or waive any material right thereunder); or

                        (3) incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the construction or operation of the Station, provided, however, that Seller shall take all reasonable actions (with the cooperation of Buyer) to join with Roberts Broadcasting Company of Utah in seeking prompt FCC approval and grant of the application of Seller for the Modified Construction Permit and of the pending application of Roberts Broadcasting Company of Utah to modify the facilities of Television Station KZAR-TV (FCC File No. BMPCT-960313KE).
Subject to Seller's compliance with its obligations as set forth below, Buyer will take no action detrimental to the grant of all such applications, including the application to modify the Construction Permit and the application to extend the Construction Permit and Buyer will use its best efforts to secure the dismissal of the opposition filed by Roberts Broadcasting Company of Utah ("Roberts") to the application to modify the Construction Permit. Within five business days following the execution of this Agreement, simultaneously with the filing of a request by Roberts for dismissal of its opposition, Seller will file a request for dismissal of its petition to deny the application (File No. BMPCT-960313KE) of Roberts for modification of the facilities of station KZAR-TV. Beyond the filing of such request for dismissal, Seller shall not have an affirmative duty to advocate the grant of the KZAR-TV application, nor shall Seller interfere with the FCC's processing of the Roberts application for KZAR-TV.

         5.7 Rights. Seller shall not waive any right relating to the Station or any of the Assets. Seller shall not cause, by any act or failure to act, any cable system located within the Station's Area of Dominant Influence to refuse to carry the Station's signal, except for those cable systems to whose headends the Station does not deliver an off-air signal of -45 dBm as required by Section 76.55(c)(3) of the FCC's Rules.

         5.8 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.5 and the engineering study described in Section 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the

Station). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.10 Maintenance of Assets. Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in as good a condition (ordinary wear and tear excepted as at the date hereof), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the pending request for special temporary authority ("STA") referenced in Schedule 3.4 of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.12 Consents. Seller shall obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use its best efforts to obtain from the lessors under the studio lease and the transmitter/antenna space lease on Little Farnsworth Peak such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's senior lenders may request.

         5.13 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.14 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.15 Financial Information. Seller shall furnish to Buyer within forty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a statement of operating cash flow for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller shall accurately reflect the books, records, and accounts of the Station, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Station operation as at their respective dates and the results of operations for the periods then ended (except for expenses not paid from Station accounts).

         5.16 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the construction, ownership and operation of the Station, subject to Schedule 3.4.

         5.17 Financing Leases. Seller shall satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.18 Programming. Seller shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Station, or make any other material change in the Station's programming policies, except such changes as in the good faith judgment of the Seller are required by the public interest.

         5.19 Preservation of Business. Seller shall use its best efforts to preserve the existing business and organization of the Station and use its best efforts to keep available to the Station its present employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with it, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date for purposes of Buyer's proposed operation, provided, however, that Seller may cooperate in efforts by CTTC to develop a new television station on Channel 20 in Salt Lake City, and Seller shall not have any duty to preclude employees of the Station from rendering services, to, or becoming employees of, CTTC. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Station shall be maintained. Seller shall have no obligation to maintain in force any contract (including programming syndication contracts) which Buyer has not agreed to assume.

       5.20 Collection of Accounts Receivable. Seller shall collect the accounts receivable of the Station only in the ordinary course consistent with its past practices and will not take any action designed or likely to accelerate the collection of its accounts receivable.

       5.21 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions.

       5.22 Buyer Notification. Buyer shall promptly notify Seller in writing of any material change in any of Buyer's representations and warranties contained in Section 4 of this Agreement.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it.

                 (c) Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent except for a request filed by the other party in an attempt to remove a condition describing in (b)
(1) or (2) above. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective. period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

       6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3     Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing except for any loss, damage, impairment, confiscation or condemnation caused by Buyer or agents of Buyer.

                 (b) If any damage or destruction of the Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of three or more days or (ii) prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

       6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyers obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

       6.5 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable.

       6.6 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the operations or equipment of the Station, Buyer shall so notify Seller as soon as practicable.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto. Buyer shall have a reasonable opportunity to consult with Seller prior to October 1, 1996 concerning Seller's decision to elect must carry or retransmission consent for the Station with respect to cable television systems located in the Salt Lake City ADI, and Seller shall not make any such election without Buyers approval.

         6.8 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Utah shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.9     [Reserved]

         6.10 Sales Tax Filings. Seller shall continue to file Utah sales tax returns with respect to the Station in accordance with Sellers past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.11 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.12 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of television station assets.

         6.13 Broadcasting After Closing. Following the Closing, Buyer shall have the right to broadcast the Stations's programming on Seller's Low Power Television Station in Salt Lake City, Utah (the "LPTV") until a date which is thirty days after the Station has commenced broadcast operations pursuant to the Minor Modification (as defined below) and during such period, Seller shall broadcast all of the Station's programming free of charge on Seller's LPTV.

         6.14    Assumption of Certain Contracts.

                 (a) Buyer shall not assume at Closing the Network Affiliation Agreement, dated as of July 12, 1994, by and between Seller and Warner Brothers (the "WB Affiliation Agreement"), provided, however, that Buyer shall be required to broadcast after Closing Warner Brothers' programming in accordance with the terms of the WB Affiliation Agreement as of the date of execution of this Agreement until the earlier to occur of (i) the date on which CTTC commences operation of Channel 20 in the Salt Lake City, Utah market or
(ii) the date which is nine months after the Closing Date (the "WB Termination Date"). During the period from the Closing Date to the WB Termination Date, Buyer shall have no obligation or liability under or relating to the WB Affiliation Agreement other than the broadcasting of Warner Brothers' programming as set forth in the preceding sentence. Following the WB Termination Date, Buyer shall have no obligation or liability whatsoever under or relating to the WB Affiliation Agreement. Prior to Closing, Seller shall deliver to Buyer a written acknowledgment and acceptance from Warner Brothers to this programming arrangement.

                 (b) Buyer shall assume at Closing the Affiliation Agreement, dated as of March 3, 1994, as amended, by and between Seller and Home Shopping Network, Inc. (the "HSN Affiliation Agreement") for the remaining term of such HSN Affiliation Agreement which Seller represents and warrants will expire on March 1, 1997. During the period after the Closing and prior to the expiration of the HSN Affiliation Agreement, Buyer shall broadcast Home Shopping Network's program schedule as is in place under the HSN Affiliation Agreement on June 12, 1996. Within five business days following the execution of this Agreement, Seller shall give Home Shopping Network written notice of its intent to cancel the HSN Affiliation Agreement on March 1, 1997.

                 (c) Buyer shall assume at Closing the Studio Lease, dated as of ________________ by and between Seller and AIM Associates (the "Studio Lease") so long as Buyer-shall have the right to vacate the premises leased pursuant to the Studio Lease upon ninety days prior written notice to Seller at which time Seller shall assume all payment obligations under the Studio Lease until the expiration of its term. Seller represents and warrants that the Studio Lease expires in 1999.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

       7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required, by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have an adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station.

                 (h) Construction Permit and Minor Modification. Seller shall have received a grant from the FCC of the application to extend Seller's Construction Permit with respect to the Station, file number BMPCT-960605__ (the "Extension Application") and the FCC shall have granted the Modified Construction Permit application to relocate the Station's antenna to Channel 14's transmitter site on Little Farnsworth Peak, Utah (the "Minor Modification").

                 (i) Tower Lease. Seller shall have entered into a tower lease for the site specified in the Modified Construction Permit acceptable to Buyer which permits the Station to install a standby power generator (or to use an existing standby power generator located at the site), a receive-only satellite dish and two microwave antennas. Such tower lease shall be assumed by Buyer at Closing and Seller shall have obtained any necessary Consents to transfer to Buyer at the Closing such tower lease.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8. CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days' following the date upon which the FCC Consent has become a Final Order, subject to satisfaction or waiver of all other conditions precedent to the holding of the Closing. If Buyer fails to specify the date for Closing prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property (except for the Weber County transmitter site) and estoppel certificates of contracting parties to those Assumed Contracts listed in
Schedule 3.7 that are designated to indicate that estoppel certificates are required under this Paragraph (Seller shall indemnify Buyer from any and all post-Closing losses, damages or other liabilities with respect to Buyer's termination of the Weber County transmitter site lease);

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of Seller, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Utah as well as the records of those counties in Utah in which any of the Assets are located, such searches having been made no earlier than fifteen days prior to the Closing Date;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations;

                 (g) Accounts Receivable. A complete and accurate list of the Station's accounts receivable as of a date no more than five business days prior to the Closing Date, including, with respect to each of the accounts receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due;

                 (h) Opinion of Counsel. An Opinion of Sellers counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(h) hereto;

                 (i) Lender's Certificates. Such certificates and confirmations to Buyer's senior lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder. This paragraph shall not, however, be construed as placing a substantive obligation on Seller beyond the obligations of Seller expressed elsewhere herein.

                 (j) Warner Brothers Acknowledgment. The written acknowledgment and acceptance from Warner Brothers to be delivered by Seller pursuant to Section 6.14(a).

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.3;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Sellers obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date:

                 (c) Officers Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying
(1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

SECTION 9. TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make the Closing unlawful.

                 (c) Upset Date. If the Closing shall not have occurred by June 1, 1997.

                 (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make the Closing unlawful.

                 (c) Upset Date. If the Closing shall not have occurred by June 1, 1997.

                 (d) Interruption of Service. If any event shall have occurred that prevented signal transmission of the Station in the normal and usual manner for a continuous period of three days within the 45 day period preceding the Closing, except for operation at reduced power occasioned by a relocation of the Station's main transmitter to the site specified in the Modified Construction Permit.

                 (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.5, at least 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date, or if Seller shall not have agreed to escrow an amount of money from the purchase price reasonably sufficient to remedy such environmental problem following the Closing Date.

                 (f) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.6, at least 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date, or if Seller shall not have agreed to a purchase price reduction, reasonably satisfactory to Buyer, to remedy the technical deficiency.

                 (g) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available under Sections
10.5 and 11.2. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, Seller shall have all rights and remedies available under Section 11.2.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
            CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the construction, operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, members and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11. MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of all filing fees required by the FCC in connection with the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Seller shall pay at the Closing all brokerage fees and commissions payable to Media Services Group, Inc., and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in Washington, D.C. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:    Alpha & Omega Communications, L.L.C.
                 530 East First South Street, #204
                 Salt Lake City, Utah 84102

With a copy to:  Barry D. Wood, Esquire
                 Jones, Waldo, Holbrook & McDonough
                 2300 M Street, N.W., Suite 900
                 Washington, D.C. 20037

If to Buyer:     Lowell W. Paxson, Chairman
                 Paxson Communications Television, Inc.
                 601 Clearwater Park Road
                 West Palm Beach, FL 33401

With a copy to:  John R. Feore, Jr., Esq.
                 Dow, Lohnes & Albertson
                 A Professional Limited Liability Company
                 1200 New Hampshire Avenue, N.W.
                 Suite 800
                 Washington, D.C. 20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval in which event Buyer shall guarantee its assignee's performance hereunder and Buyer may collaterally assign its rights and interests hereunder to its senior lenders without seeking or obtaining Sellers prior approval.
Upon any permitted assignment by Buyer or Seller in accordance with this
Section 11.4, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.



                                  PAXSON COMMUNICATIONS TELEVISION,
                                  INC.


                                  By: /s/ William L. Watson
                                     ------------------------------
                                        Name:   William L. Watson
                                        Title:  Secretary



                                  ALPHA & OMEGA COMMUNICATIONS,
                                  L.L.C.



                                  By: /s/ Isaac Max Jaramille
                                      ------------------------------
                                           Name:
                                           Title:

                                  SCHEDULE 2.2

                                 EXCLUDED ITEMS

1. FCC License (File No. BRTT-930622IL) for television translator station K46BJ, Salt Lake City, Utah.

2. TTC transmitter (1 kW), standby 100 Watt ITS transmitter, 6' Bogner antenna, 8' tower section and mounts, rf cable, cabinet, tool box and related translator equipment, including supplies and tools.

3.       Lease for translator transmitter/antenna space, Beneficial Life Tower

                                  SCHEDULE 3.3



                                    CONSENTS


1. Consent of the Federal Communications Commission to the assignment of the FCC Licenses for KOOG-TV to Buyer.

2. Consent of WB Communications (cannot unreasonably be withheld, per Station Affiliation Agreement as of July 12, 1994, Section 7).

3.       Consent of Home Shopping Club, Inc.

                                  SCHEDULE 3.4



                        FCC LICENSES; CABLE PENETRATION



1.       LICENSE (File No. BRCT-930602KFE) to operate KOOG-TV, Channel 30,
Ogden, Utah.

2. Construction Permit (File No. BPCT-890523KG, as extended) for transmitting facilities on Farnsworth Peak, Tooele County, Utah.

3. Special temporary authority to operate KOOG-TV at reduced power (request for extension pending).

4.       Existing Studio-Transmitter Link and other microwave licenses,



                  CABLE SYSTEMS CARRYING KOOG-TV (ALL IN UTAH)

Franchise Area                                   Operator                                Subscribers*
--------------                                   --------                                ------------

Bear River                                       TCI                                              653

Brigham City                                     Insight Cablevision                           4,060

Davis County                                     TCI                                           20,965
    (includes Farmington, Bountiful,
    Centerville, Kaysville, Layton
    North Salt Lake, etc.)

Fruit Heights                                    Insight                                          468

Hooper                                           Insight                                        3,974
    (includes West Weber areas)

Ogden                                            TCI                                           27,819

Salt Lake City                                   TCI                                           46,301


Sandy                                            TC1                                           10,662

Tremonton                                        Insight                                        1,183

West Valley City                                 TC1                                           25,301

Willard                                          TC1                                              232

* Information mostly from 1996 Television & Cable Factbook; some updated courtesy of cable operator.

Seller has not demanded carriage on systems which are currently unable to receive the signal of KOOG-TV off air, such as those south of Salt Lake County. Upon relocation of the Station's transmitting facilities to the Farnsworth Peak area, the Station will request carriage on those systems (particularly those in Utah County, Utah) capable of receiving signals off air from such transmitter location.

                                  SCHEDULE 3.5

                            LEASES OF REAL PROPERTY

    Month to month lease of transmitting/tower site on Little Mountain, Weber County, Utah, with Mr. & Mrs. Wendell Winegar, rental $1,058 per month(1)

    Lease of studio facility at 1309 16th Street Ogden 84404 with AIM Associates; rental $2400 per month

(Excluded: Lease for space for translator facility on Beneficial Life Tower; $300 per month)





-----------------------
      (1) Landlord has asserted the validity of a long term lease for the site, but Alpha & Omega disputes that assertion. The landlord has taken no legal action to further that position.

                                 SCHEDULE 3.6

                          TANGIBLE PERSONAL PROPERTY

KOOG-TV Inventory Asset Location Codes

A:    OUTSIDE YARD

B:    OUTSIDE YARD

C:    MASTER CoNTROL

D:    PRODUCTION

E:    STUDIO

F:    SHIPPING

G:    SHOP

H:    ENGINEERING

I:    MANAGER

J:    LOBBY

K:    PROGRAMING

L:    LIBRARY

M:    TRAFFIC

N:    SALES

0:    BREAK ROOM

P:    BENEFICIAL LIFE TOWER- See excluded items
      SALT LAKE City

Q:    TRANSMITTER WEST
      WEBER COUNTY

R:    STORAGE - BELCO

A: OPERATIONS



Location    Item                                Status                Recommend
------------------------------------------------------------------------------

            Sony one inch Record/Play Deck      in use          11+yrs replace
            Sony BVT Time Base Corrector        in use          11+yrs replace
            Sony BVC 10 Barcode Printer         in use          11+yrs replace
Rack 1      Belar Modulation Monitor            can't use       11+yrs replace
            Belar Modulation Amplifier          can't use       11+yrs replace
            Microwave Transmitter 2GHZ          in use          11+yrs replace
            Orban Optimod non-stereo            in use          11+yrs replace
            InterGroup 982 10x Switcher         in use          11+yrs
            MRC Marley Remote Modem             in use          11+yrs
            Scientific Atlanta Receiver [H]     in use          11+yrs replace
            Scientific Atlanta Receiver [V]     in use          11+yrs replace
            Tracker for Big Dish IV             in use          11+yrs

Rack 2      Tektronix monitor                   in use          used  replace
            Videotek Audio monitor              in use          11+yrs replace
            Leader LBO5860A & LVS 5850          in use          11+yrs
            BVW40 Sony Beta Record/Play         in use          11+yrs replace
            BVBC10 Barcode Writer               in use          11+yrs replace

Rack 3      Lenco Sync Pulse Generator          in use          11+yrs
            Duel bank Panasonic 9" monitors     in use          11+yrs replace
            Sony V05800 Record/Play Deck        in use          11+yrs replace
            Sony V05850 Record/Play Deck        in use          11+yrs replace
            Sony RM440 Edit Controller          in use          11+yrs
            Hedco Distribution Amplifier        in use          11+yrs

Rack 4      Leader NTSC Signal Generator        in use          11+yrs
            Commodore monitor                   in use          used
            3M Character Generator              in use          11+yrs replace
            Patch Panel [Audio]                 in use          11+yrs

Rack 5      Grass Valley 200 mother board       in use          8+yrs
            Videotronics monitor                in use          11+yrs replace
            Standard Sat. receiver HSC only     in use          9+yrs
            3M Router 12x15                     in use          used
            Patch Panel [Video]                 in use          11+yrs
            Hedco Distribution Amplifier        in use          11+yrs
            Hedco Distribution Amplifier        in use          11+yrs

Rack 6      Inergroup Master Control mother     in use          11+yrs replace
            Hedco Audio Distribution Amplifier  in use          11+yrs

            Commodore monitor                   spare
            4 misc. tables
            12 misc. tape shelves

B: OUTSIDE YARD

Location        Item                            Status          Recommend
-------------------------------------------------------------------------
                K.U. Sat. receiver              in use          10+yrs
                3.5 meter Sat. dish & drive     in use          11+yrs
                10' Sat. dish                   not in use
                10' Sat. dish                   not in use
                60' Rohn Tower                  in use          11+yrs
                Microwave dish                  in use          11+yrs
                Off Air Antenna                 in use          11+yrs
                KOOG TV sign                                    11+yrs
                Basketball standard
                misc. LNA and LNS receivers     in use          50 spares
                Operations Airconditioner

C: MASTER CONTROL

Location        Item                                Status    Recommend
-------------------------------------------------------------------------
Cart System     Sony BVC-10 Betacart System         in use    11+yrs replace
                4 Sony BVW-11 Cart Machines         1-in use  11+yrs replace
                PVW-2600                            in use    NEW
                PVR-11 remote keyboard              in use    11+yrs replace
                Panasonic monitor                   in use    used

Rack 1          VO-5600 Sony Record/Play            in use    used
                3-bank 9" monitors                  in use    used
                3-bank 9" monitors                  in use    used
                VO-5850 Record/Play                 in use    11+yrs replace

Rack 2          2-bank 13" monitors                 in use    2 years
                Sony VO-9850 SP/Record Play         in use    2 years

Rack 3          Digital time base corrector         in use    used  replace
                Sony BVT 810 TBC                    in use    11+yrs replace
                EBS Encoder                         in use    11+yrs replace
                Master clock controller             in use    11+yrs
                Wave Form monitor                   in use    used
                3-Audio match boxes                 in use
                Intergroup Master Control Switcher  in use    11+yrs replace
                2-tape shelves
                1-Table/Rack combo-Oak              in use    11+yrs
                misc. wires and cables
                Intercom for back door
                Executone phone system              in use     11+yrs
                Private phone Dedicated engineering in use
                Alarm system                        Deactivated
                Water heater                        small      replace
                2-chairs

D. PRODUCTION


Location        Item                                  Status    Recommend
-------------------------------------------------------------------------

Production      Yamaha Audio Switcher                 in use    11+yrs upgrade
                Panasonic Turn table                  in use    11+yrs
                3 Audio Cart Decks                    in use    11+yrs upgrade
                Match Box (audio)                     in use
                Tascom Reel To Reel tape player       in use    11+yrs
                2 Sony Receivers                      in use
                Sony Cassette player                  in use
                Yamaha CD player                      in use
                misc. Audio carts                     in use
                misc. LPs (records)
                misc. Cassettes
                misc. Video Tapes
                2 tape shelves

Rack 1          2 Sony Camera control units           in use    11+yrs
                Videotek monitor                      in use    bad replace
                3 Sony stereo speakers

Rack 2          Tektroniks monitor                              bad replace
                LBO5800 wave form monitor/monitor     in use    bad monitor
                Barco monitor                         in use
                3M graphics disc server               in use    needs upgrade
                3M graphics keyboard                  in use
                2 Shure audio mixers                  in use

Rack 3          Panasonic b&w monitor                 in use
                Panasonic monitor                     in use
                Beta SP PVW2800 player/record         in use    New

Rack 4          Beta SP PVW2600 player for edit       in use    New
                Panasonic monitor                     in use
                Sony TBC remote control               in use
                Grass Valley power supply rack        in use

                Grass Valley 200 Production switcher  in use    8 years
                Intercome remote for studio
                misc. production supplies

E. STUDIO

        Item                                    Status          Recommend
-------------------------------------------------------------------------

        3 Sony BVP-150 camera                   in use          replace
        Portable tripod
        2 Pedestal Tripods                      in use
        Portable screen tripod
        Flat reflective screen
        6 misc. chairs
        Desk
        Table
        Monitor
        Pulpit
        2 tape shelves
        Metal storage cabinet
        Camera storage shelf
        Misc. stored video tapes
        Vacuum cleaner
        Fire extinguisher
        3 camera boxes
        Misc. stage risers
        Misc. props
        misc. studio items
        Overhead lighting Grid
        10 misc. studio lights on grid
        Large cork mounting board
        Misc. cables and wires
        Misc. audio supplies

F. SHIPPING



        Item                                    Status          Recommend
-------------------------------------------------------------------------

        2 misc. tables
        Desk
        Sony television                         in use          11+yrs replace
        2 chairs
        Scale (shipping)
        Misc. video tapes
        Misc. shipping and office supplies

G: SHOP ROOM


        2 BVW-11 Sony Beta players              need repair
        BVW15-Sony Beta player                  need repair
        2 VO-5800 Sony Tape record/player       need repair
        4 misc. monitors                        need repair
        Employee clock in computer              in use
        Desk
        5 misc. chairs
        Misc. tools and supplies
        Misc. parts
        Videocypher 2 descrambler
        Ikegami camera control
        10 studio lights
        2 light kits
        Camera case

H: ENGINEERING


        Item                                    Status          Recommend
-------------------------------------------------------------------------

        2 BVWII Sony Beta players               need repair     replace
        BVW40 Sony Beta record/player           need repair     replace
        Panasonic camera and stand
        [?]
        Monitor
        RCA television
        Portable Realistic TV
        Leader 8104 Oscthscope                  New
        3 misc. soldering stations
        2 VCR recorder/players
        Misc. repair and supply books
        Misc. parts and tools
        2 Chairs
        2 desk
        Metal storage cabinet
        4 drawer file cabinet
        Flake voltmeter
        Misc. portable equipment for cameras
        Misc. Audio and microphone items
        Misc. supporting supplies for entire station

                             I: MANAGER'S OFFICE

                                     Item
                             ---------------------------------------------

                                   2 desks
                                   6 misc. chairs
                                   2 typewriters
                                   Metal shelf
                                   2-4 drawer file cabinets
                                   Misc. office items

                             J: LOBBY
                             ---------------------------------------------
                                   4-drawer file cabinet
                                   Desk
                                   2-tables
                                   Sofa
                                   Love Seat
                                   3 chairs
                                   Misc. office decorations
                                   Misc. office items
                                   Misc. office supplies
                                   Fire extinguisher

                             K: Programming
                             ---------------------------------------------
                                   2 desk
                                   4 tables
                                   4-drawer file cabinet
                                   2 book cases
                                   Coat rack
                                   VCR and monitor
                                   Computer and monitor
                                   Printer
                                   Fax
                                   Misc. office items and supplies

                     L: LIBRARY


                             Item                         Status       Recommend
                     ----------------------------------------------------------

                              Misc. video tapes
                              Archives for saved videos
                              Day to day business saves
                              3 chairs

                     M:  TRAFFIC OFFICE

                     ----------------------------------------------------------

                              4 desks
                              3 tables
                              5-4 drawer file cabinets
                              Traffic computer system
                              Computer System             New
                              Traffic print system
                              Laser printer               New
                              2 computer monitors
                              Typewriter
                              Misc. office supplies
                              4 chairs
                              Misc. computer supplies

                     N: SALES ROOM
                     ----------------------------------------------------------

                              6 desks
                              6 chairs
                              2 tables
                              Savin copier
                              Computer and printer
                              Monitor
                              Typewriter
                              Paper cutter
                              Misc. office supplies
                              Misc. office items
                              Room divider

                             O: BREAK ROOM

                                    Item
                             -----------------------------------------------

                                    Love seat
                                    Chair
                                    3 tables
                                    Small refrigerator
                                    Microwave oven
                                    Coffee pot
                                    Misc. supplies


Q: TRANSMITTER

     Item                                                       Status          Recommend
-----------------------------------------------------------------------------------------

        Comark IOT Transmitter                                  in use           2 years
        IOT is TYPE of TUBE & TECHNOLOGY
        Dummy load (antenna power absorber)                     in use          11 years
        Station equipment rack
        Belar TV monitor (due to multiplex)                     can't use       11 years
        Sony monitor
        Tektronics waveform monitor
        Tektronics oscilloscope
        Microwave receive dish
        Mosley remote receiver
        2 modems
        Demodulator


        Processing Amplifier                                                    11 years
        Misc. cable and RF connectors
        Staco voltage regulator
        Misc. electrical control panels and boxes
        Dielectric dehydrator
        2 ledgers
        Pirod tower (300')
        Bogner antenna (60')
        Misc. attaching hardware and cable
        80% efficient finance                                                   1 year
        Overhead Airconditioner                                 needs repair    replace
        Misc. tools and parts
        2 Magnetic cabinets for old transmitter                 surplus
        2 sets of cavities for old transmitter Klystrons        surplus
        2 Transmitter housing cabinets                          surplus
        Blue equipment rack (old blue)                          surplus
        2 used monitors                                                         junk
        Telenet demod                                           surplus
        Telcine table
        Desk
        3 chairs
        3 tables
        Compressor                                              needs repair
        Hipotronics voltage regulator                           surplus
        Pump                                                    surplus
        RF load (oil)                                           surplus
        Many extra and spare parts
        Contact switch                                          surplus
        Grinder (bench)
        Vise
        Diplexer                                                surplus
        110 gals of standby transmitter water
        4 fan head exchanger                                    surplus
        Powersupply                                             surplus


R: STORAGE

        Item                                    Status          Recommend
-------------------------------------------------------------------------

        Copier                                  older           replace
        [?]                                     older
        Snow blower
        17' Standby transmitter antenna
        RCA projector
        2 Quad machines                         older
        Many misc. items broken and surplus
        Original boxes for equipment
        Misc. tapes and everything not mentioned

                                 SCHEDULE 3.7


                                  CONTRACTS



* Leases listed on Schedule 3.5   (*-For Studio Lease)


  Insurance policies listed on Schedule 3.11

* Television Affiliation Agreement with Home Shopping Club, Inc. dated as of March 3, 1994; as amended effective March 1, 1996.

Station Affiliation Agreement with WB Communications dated July 12, 1994.

* Option Agreement dated May 15, 1989 between Ogden Television Company, Inc. and Royal Television of Utah, Inc., a Nevada corporation. (Royal contends that the Option Agreement has lapsed or was not effectively assigned to Miracle Rock Church or to Alpha & Omega Communications, LLC.)

Informal agreement with Channel Twenty Television Company for use of diplexed antenna to be erected on KIZZ-TV tower, and sublease of transmitter space


                              PROGRAM CONTRACTS

Twentieth Century Fox Television (Doogie Howser) ($1,347 per month --expires in
1997)

MTM Entertainment (WKRP, Newhart, Hill Street Blues, St. Elsewhere -- $3,000 per month)

Tribune Entertainment (Geraldo) (not renewed for fall 1996)

Barter agreements (substantially all expire September, 1997):

       All American Television
       Rysher Entertainment
       ITC Entertainment (Movie of the Month Package)
       King World (movie package)
       MTM International Family Entertainment (movie package)
       New Vision Syndication
       New Line Cinema (movie package)
       New Line Television ("Inside America's Courts" (Court TV))

       Tradewinds Television (Bounty Hunters and Movie Package - "Tradewinds
         Movie Specials")
       World Vision (Nightstand)
       Fishing the West (Vision West and Northwest Hunter)


















       *Contracts to be assumed by Buyer

                                 SCHEDULE 3.9


                                  INTANGIBLES

KOOG-TV logo and call sign

                                SCHEDULE 3.10



                             FINANCIAL STATEMENTS


Statements of Assets and Liabilities for year end 1995 and May 31, 1996

Statements of Revenues and Expenditures for year end 1995 and May 31, 1996

General Ledger Listings for year end 1995 and May 31, 1996

                                 SCHEDULE 3.11



                              INSURANCE POLICIES



       Commercial Package Policy through Fred A. Morton & Company (coverage provided by the Continental Insurance Company), policy no. 50 CBP 06135717-96

       Communication Equipment Policy through Fred A. Morton & Company (coverage provided by the Continental Insurance subsidiary Marine Office of America Corporation), policy no. IMC 841859

                                 SCHEDULE 3.13


                                    KOOG-TV

                                 EMPLOYEE LIST

                                  August, 1996

Employee                    Title                      Hire Date         Salary
--------                    -----                      ---------         ------
Bishop, Brian               Oper.  Assistant/TD           6-15-89        $8.00/hour

Bramlette, Daniel           TD-part time                 10-19-95        $6.50/hour

Davies, Benjamin            Engineer                     9-25-85         $2,000/month

Davis, Brent                Production/TD                6-01-94         $7.25/hour

Davis, Bruce                TD                           10-14-93        S7.50/hour

McCraney, Willie            TD-part time                 10-01-95        $6.00/hour

Obin, James                 Operations/program           3-15-93         $2,000/month

Pettingill, Debbie          TD-part time                 8-01-96         $5.00/hour

Smith, Rebecca              Office/Taffic                8-25-86         $1,900/month

The last review of compensation occurred August 12, 1996.

                                 SCHEDULE 3.15



                            CLAIMS AND LEGAL ACTIONS

       Suit filed by Davidson Enterprises, Inc. in Third Judicial District Court of Salt Lake County, Utah, Civil No. 960901288CV, vs. Miracle Rock Church, seeking title to equipment of translator station K46BJ.

       Suit filed by Alpha & Omega Communications, LLC, in Second District Court of Weber County, Utah, Civil No. 960900274, vs. Royal Television of Utah, Inc. and Roberts Broadcasting Corporation of Utah, Inc., for breach of Option Agreement dated May 15, 1989.

                                                                 SCHEDULE 8.2(h)



                                SELLER'S OPINION


       1. Seller is a limited liability company duly organized and subsisting under the laws of the State of Utah.

       2. Seller has full corporate power and authority to execute, deliver and perform the Purchase Agreement and the other Transaction Documents [Transaction Documents shall mean the documents executed and delivered at Closing] to which it is a party. Seller's execution, delivery, and performance of the Purchase Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Seller.

       3. The Purchase Agreement and each of the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors' rights and (ii) the possibility that the remedies of specific performance or injunctive or other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

       4. The execution, delivery and performance by Seller of the Purchase Agreement and the other Transaction Documents to which Seller is a party (a) do not require the consent of any third party under any of the Seller Agreements [Seller Agreements shall mean such agreements that are certified by Seller to Seller's counsel to be material to the operation of the business of Seller or the transactions contemplated by the Purchase Agreement], other than consents set forth on Schedule 3.3 of the Purchase Agreement; (b) do not violate any provisions of Seller's organizational documents; (c) do not violate Applicable Law [Applicable Law means those laws and regulations that a lawyer exercising customary professional diligence would recognize as being applicable to the transactions contemplated by the Transaction Documents] or any law, judgment, order, injunction, decree, which is applicable to Seller and known to us; (d) no not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any of the Seller Agreements; and (e) do not result in the creation of any lien, charge or encumbrance on any of the Assets pursuant to the terms of any of the Seller Agreements.

       5. All bills of sale, assignments, and other conveyancing documents delivered by Seller to Buyer on the date hereof are in proper form to convey and assign all of Seller's right, title, and interest in and to the Tangible Personal Property to Buyer.

       6. The Licenses listed on Exhibit A hereto (the "FCC Licenses") were validly issued to Seller, are in full force and effect and are not subject to any condition other than such conditions that are set forth in the FCC Licenses.

       7. Except as specifically identified in the Purchase Agreement, to the best of our knowledge based on a review of the FCC's files and records, our internal files and records and the Officer's Certificate, there are no notices, orders or decrees issued, or complaints, proceedings or investigations pending or threatened, against Seller, or applications filed by Seller, by or before the FCC relating to the business or operations of the Station other than notices, orders, decrees, applications, complaints, proceedings or investigations which generally affect the television broadcasting industry.

       8. The FCC has granted its consent to the assignment of the FCC Licenses from Seller to Buyer (the "FCC Consent"). To the best of our knowledge based solely on a review of the FCC's files and records and the Officer's Certificate, the FCC Consent has not been reversed, stayed, enjoined, set aside, annulled or suspended, no requests have been filed for administrative or judicial review, reconsideration, appeal or stay of the FCC Consent, and the time periods for filing any such requests and for the FCC to set aside the FCC Consent on its own motion have expired.

       9. The execution delivery and performance by Seller of the Transaction Documents do not violate or otherwise conflict with the Communications Act of 1934 as amended, the rules and regulations of the FCC or any of the FCC Licenses listed on Exhibit A.

                                                                 SCHEDULE 8.3(d)

                                BUYER'S OPINION


  1. Buyer is a corporation duly organized and in good standing under the laws of the State of Florida. Based solely, on certificates obtained from public officials, Buyer is duly qualified to do business and is in good standing under the laws of the State of Utah.

  2. Buyer has full corporate power and authority to execute, deliver and perform the Purchase Agreement and the other Transaction Documents [Transaction Documents shall mean the documents executed and delivered at Closing], to which it is a party. Buyer's execution, delivery, and performance of the Purchase Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Buyer.

  3. The Purchase Agreement and each of the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors' rights and (ii) the possibility that the remedies of specific performance or injunctive or other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  4. The execution, delivery and performance by Buyer of the Purchase Agreement and the other Transaction Documents to which it is a party (a) do not require the consent of any third party under any of the Buyer Agreements [Buyer Agreements shall mean such agreements that are certified by Buyer to Buyer's counsel to be material to the operation of Buyer's business or the transactions contemplated by the Purchase Agreement]; (b) do not violate any provisions of Buyer's corporate charter or by-laws; (c) do not violate any Applicable Law [Applicable Law means those laws and regulations that a lawyer exercising customary professional diligence would recognize as being applicable to the transactions contemplated by the Transaction Documents], or judgment, order, injunction, or decree, which is applicable to Buyer and known to us; and (d) do not, either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under any of the Buyer Agreements.

  5. The execution, delivery and performance by Buyer and PCC of the Transaction Documents do not violate or otherwise conflict with the Communications Act of 1934 as amended, the rules and regulations of the FCC or any of the FCC Licenses listed on Exhibit A.